Exhibit 10.48

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement by and between Bway Corporation (the “Company”) and Thomas Eagleson (“Executive”)(collectively, the “Parties”), is entered into and effective as of the 29th of June, 2002 (the “Effective Date”).

WHEREAS, Executive is currently employed as Executive Vice President of Manufacturing & Engineering of the Company pursuant to an Employment Agreement between the Company and Executive effective July 1, 2000 (the “Employment Agreement”);

WHEREAS, the Company and Executive have agreed to modify certain terms and conditions of Executive’s employment as set forth in the Employment Agreement; and

WHEREAS, the Company and Executive desire to modify the Employment Agreement, which modification shall be contemporaneous with the effectiveness of this Amendment No. 1 to the Employment Agreement (the “Amendment”);

NOW, THEREFORE, the Parties agree:

1.  Section 3(a) of the Employment Agreement shall be amended and restated to read as follows:

(a)  During the Employment Period, Executive’s base salary shall be $242,000 per annum (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. Following the end of each fiscal year during the Employment Period, the Board may award the Executive a bonus for such year based on Executive’s performance, the amount of which will be determined by the Board in its sole judgment. Executive’s “target” under the Company’s Management Incentive Plan (“MIP”) shall be thirty-three percent (33.3%) of Base Salary. Executive is eligible to receive a special bonus up to one hundred percent (100%) of his Base Salary during the term of this Agreement if the Company’s manufacturing performance is outstanding (as determined solely by the Chairman and approved by the Board).

2.  Section 3(b) of the Employment Agreement shall be amended and restated to read as follows:

(b)  In addition to the Base Salary and any bonuses payable to Executive pursuant to Section 3(a), during the Employment Period Executive shall be entitled to (w) participate in the Company’s 1995 Fourth Amended and Restated Long-Term Incentive Plan (the “Plan”) and all of the Company’s other employee benefit programs for which senior executive employees of the Company are generally eligible, (x) eight hundred thousand and no/100 dollars ($800,000) in term Life Insurance (through a combination of Supplemental Life Insurance under the Company’s plan and/or a separate policy with a Company-approved carrier), (y) an annual executive physical examination conducted by a Company-approved provider, and (z) four (4) weeks of paid vacation each year. At the November 2002 Board of Director’s meeting, the Company shall grant Executive an option to purchase 30,000 shares of the Company’s Common Stock pursuant to the Plan and the option grant documents. The option price and vesting period shall be determined by the Board in accordance with the Plan. Management will recommend a two-year vesting period on the new option grant.

3.  Section 4 of the Employment Agreement shall be amended and restated to read as follows:

4.  Term.

(a)  The Employment Period shall end on December 31, 2002; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time before or after such date for Cause (as defined below) or without Cause. The expiration of the Employment Period shall not constitute a termination by the Company without Cause.

(b)  If the Employment Period is terminated (or deemed terminated under Section 4(f) below) by the Company without Cause prior to December 31, 2002, subject to the limitations set forth below, the Company shall (i) pay Executive his Base Salary through December 31, 2002, (ii) reimburse Executive’s COBRA premium under the Company’s group health plan and dental plan (if any) through December 31, 2003 (such benefits as set forth in the preceding sub-clauses (i) and (ii) to be referred to as the “Separation Benefits”); provided that Executive has not breached the provision of Sections 5, 6, and 7 hereof. The amounts payable pursuant to this Section 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the period in which the Company is making such payments to Executive or, in the event the Employment Period is terminated as a result of Executive’s permanent disability or incapacity, by the amount Executive receives with respect to any Company disability policy. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. Executive has no obligation to seek employment during the period that he is receiving compensation pursuant to this Section 4(b).

The Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement. The Company’s obligation to provide the Separation Benefits to Executive shall be conditioned upon (i) Executive’s execution of a Separation and Release Agreement in a form acceptable to the Company whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) Executive’s compliance in all material respects with the provisions of Sections 5, 6, and 7 hereof. The Company’s obligation to provide the Separation Benefits to Executive shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject.

(c)  If (i) the Employment Period is terminated by the Company for Cause, (ii) the Employment Period is terminated as a result of Executive’s death, or (iii) Executive resigns and such resignation does not constitute a resignation under Section 4(f)(i) below, then Executive (or, in the case of Executive’s death, Executive’s estate) shall be entitled to receive his Base Salary through the date of termination.

(d)  If Executive’s employment with the Company terminates as a result of the expiration of the Employment Period, then the Company will reimburse Executive’s COBRA premium under the Company’s group health plan and dental plan (if any) on a monthly basis through December 31, 2003 (the “COBRA Benefits”). The Company’s obligation to provide the COBRA Benefits to Executive shall be conditioned upon (i) Executive’s execution of a Separation and Release Agreement in a form acceptable to the Company whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) Executive’s compliance in all material respects with the provisions of Sections 5, 6, and 7 hereof. The Company’s obligation to provide the COBRA Benefits to Executive shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject.

(e)  If Executive’s employment with the Company terminates as a result of the expiration of the Employment Period, then the Company will pay the life insurance premium on the policy described in section 2. (b). The life insurance premium will be paid as long as Executive provides services to the Company as either a part time employee or as an independent consultant. If the Executive ceases to be a part time employee or consultant, the payment of the life insurance premiums will cease immediately.

(f)  Except as provided in Section 4(b) and/or 4(d) above, all of Executive’s rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination, except for benefits required by United States law.

(g)  Notwithstanding anything in Section 4(c) to the contrary, the Company shall be deemed to have terminated the Employment Period without Cause in the event that (i) Executive resigns as a result of a material breach of this Agreement by the Company which is not cured by the Company within 30 days after Executive delivers written notice of such breach to the Chief Executive Offer and General Counsel, or (iii) the Company terminates the Employment Period as a result of the permanent disability or incapacity of Executive pursuant to 4(a) (i) above. The Company shall not be deemed to have terminated the Employment Period without Cause if Executive resigns and such resignation does not constitute a resignation under sub-clause (i) of the preceding sentence.

(h)  “Cause” shall mean (i) a material breach of this Agreement by Executive, (ii) the conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude, (iii) conduct which, if known to the general public, would likely bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iv) failure to perform duties as reasonably directed by the Board or the Chief Executive Officer which is not cured by the Executive within 30 days after Executive receives written notice of such failure to perform from the Board of Chief Executive Officer, or (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

4.  Except as otherwise amended in this Amendment, Sections 3 and 4 and all other sections of the Employment Agreement shall remain in full force and effect as set forth in the Employment Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

BWAY CORPORATION

By:	/s/ Jean-Pierre Ergas Jean-Pierre M. Ergas Chief Executive Officer

Date:	07-29-02

Thomas Eagleson:

/s/ Thomas Eagleson

Date:	8-1-02